Exhibit 2.1

STOCK PURCHASE AGREEMENT

between

XCEL ENERGY INC.,

as “Seller,”

and

BLACK HILLS CORPORATION,

as “Buyer”

January 13, 2004

Table of Contents
(continued)

i

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF BUYER	21
5.1	Corporate Existence and Powers of Buyer	21
5.2	Authority	21
5.3	Required Regulatory Approvals and Filings; Consents	21
5.4	No Conflicts	22
5.5	Legal Proceedings	22
5.6	Finders	22
5.7	Sufficient Funds	22
5.8	Investment	22
5.9	No Knowledge of Certain Conditions	22
5.10	Due Diligence Investigation; No Representations or Warranties	22
ARTICLE 6	COVENANTS OF SELLER	23
6.1	Conduct of Business	23
6.2	Insurance	25
6.3	Investigation by Buyer	25
6.4	Intercompany Obligations and Agreements	25
6.5	Employee Benefit Matters	26
6.6	Fulfillment of Conditions	26
6.7	Notification to Buyer of Changes	26
6.8	Exclusivity	27
ARTICLE 7	COVENANTS OF BUYER	27
7.1	Fulfillment of Conditions	27
7.2	No Solicitation by Buyer	28
7.3	Replacement of Guaranty Agreements	28
7.4	Notification to Seller of Changes	28
ARTICLE 8	OTHER AGREEMENTS	28
8.1	Regulatory Filings	28
8.2	Further Assurances	29
8.3	Financial and Business Records	29
8.4	Employment Matters	29
8.5	Post-Closing Employee Benefits	30
8.6	Tax Matters	30

ARTICLE 9	CONDITIONS TO OBLIGATIONS OF BUYER	33
9.1	Representations and Warranties of Seller	33
9.2	Performance of Seller's Obligations	33
9.3	Required Regulatory Approvals	33
9.4	Third Party Consents	33
9.5	Litigation	33
9.6	Certified Resolutions	33
9.7	Officer's Certificate	34
9.8	No Material Adverse Effect	34
9.9	Title Insurance	34
9.10	Seller's Closing Deliveries	34
ARTICLE 10	CONDITIONS TO OBLIGATIONS OF SELLER	35
10.1	Representations, Warranties and Covenants of Buyer	35
10.2	Performance of Buyer's Obligations	35
10.3	Required Regulatory Approvals	35
10.4	Third Party Consents	35
10.5	Litigation	36
10.6	Certified Resolutions	36
10.7	Officer's Certificate	36
10.8	Guaranty Agreements	36
10.9	Buyer's Closing Deliveries	36
ARTICLE 11	CLOSING	36
ARTICLE 12	INDEMNIFICATION; SURVIVAL PERIOD	37
12.1	Time Limitations	37
12.2	Amount Limitations	37
12.3	Indemnification by Seller	38
12.4	Indemnification by Buyer	38
12.5	Environmental Response	38
12.6	Indemnification Procedures	39
12.7	Other Indemnification Provisions	39
12.8	Exclusive Remedy	39

ARTICLE 13	TERMINATION	40
13.1	Termination	40
13.2	Effect of Termination	41
ARTICLE 14	EXPENSES	41
ARTICLE 15	NOTICES	41
ARTICLE 16	PUBLIC ANNOUNCEMENTS AND RELEASES	42
ARTICLE 17	OTHER MATTERS	42
17.1	Governing Law	42
17.2	Venue	43
17.3	Counterparts	43
17.4	Schedules	43
17.5	Successors and Assigns	43
17.6	Entire Agreement	43
17.7	Construction and Interpretation	43
17.8	Waivers	43
17.9	Amendments	44
17.10	No Third Party Beneficiaries	44
17.11	Severability	44

TABLE OF CONTENTS
(continued)

SCHEDULES*

Schedule 1(a)             SellerKnowledge Group
Schedule 1(b)            Buyer Knowledge Group
Schedule 4.1              Ownership and Subsidiaries
Schedule 4.3              Seller Required Regulatory Approvals and Filings
Schedule 4.4              No Conflicts
Schedule 4.5              Financial Statements
Schedule 4.6              Undisclosed Liabilities
Schedule 4.7              Title to Assets
Schedule 4.8              Owned and Leased Real Property
Schedule 4.9              Contracts and Commitments
Schedule 4.10            Worker’s Compensation
Schedule 4.11(a)(i)    Employee Benefit Plans and Employee Programs of Seller
Schedule 4.11(a)(ii)   Employee Benefit Plans and Employee Programs of CLF&P
Schedule 4.11(e)        Material Claims
Schedule 4.11(f)        Termination, Retention and Severance Pay Obligations
Schedule 4.12            Labor Matters
Schedule 4.13            Legal Proceedings
Schedule 4.14            Permits, Licenses, Tariffs and Certificates
Schedule 4.15            Compliance with Laws
Schedule 4.16            Tax Matters
Schedule 4.17            Environmental Matters
Schedule 4.18            Intellectual Property
Schedule 4.20            Transactions with Affiliates
Schedule 4.21            Insurance Policies
Schedule 4.23            Absence of Certain Changes
Schedule 5.3              Buyer Required Regulatory Approvals and Filings
Schedule 5.4              No Conflicts
Schedule 5.5              Legal Proceedings
Schedule 6.1              Capital Expenditure Budget
Schedule 6.4              Continuing Intercompany Contracts and Receivables and Payables
Schedule 6.5(a)         Termination of Participation in Employee Benefits Plans and Employee Programs
Schedule 9.10            Framework for Transition Services Agreement

EXHIBITS*

Exhibit A            Net Working Capital Adjustment to Purchase Price

*The above Exhibits and Schedules have been omitted from this filing. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.

v

STOCK PURCHASE AGREEMENT

        This STOCK PURCHASE AGREEMENT (this “Agreement”), made as of January 13, 2004, is between XCEL ENERGY INC., a Minnesota corporation (“Seller”), and BLACK HILLS CORPORATION, a South Dakota corporation (“Buyer”). Buyer and Seller are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

        WHEREAS, Cheyenne Light, Fuel & Power Company, a Wyoming corporation (“CLF&P”), owns and operates facilities to provide electricity and natural gas to consumers in Laramie County, Wyoming;

        WHEREAS, Seller owns 100% of the outstanding capital stock of CLF&P (the “Shares”); and

        WHEREAS, Seller desires to sell and Buyer desires to purchase the Shares, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

        NOW, THEREFORE, the Parties, in consideration of the mutual promises set forth in this Agreement, agree as follows:

ARTICLE 1
DEFINITIONS

        As used in this Agreement, the following definitions will apply:

        “Acquisition Proposal” has the meaning given in Section 6.8 of this Agreement.

        “Affiliate” means any Person that directly, or indirectly through one or more Persons, controls, is controlled by, or is under common control with, the Person specified or, directly or indirectly, is related to or otherwise associated with any such Person.

        “Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a).

        “Agent” has the meaning given in Section 6.8 of this Agreement.

        “Agreement” means this Agreement, as may be amended or supplemented, together with all exhibits and schedules incorporated by reference or referred to herein.

        “Black Hills Power Purchase Agreements” means the Gillette Turbine Power Purchase Agreement, dated March 5, 2001, by and between Black Hills Generation, Inc. and CLF&P, and the Power Purchase Agreement, dated February 16, 2001, by and between Black Hills Generation, Inc. and CLF&P, each as amended, supplemented or otherwise modified.

        “Business Day” means any day that is not a Saturday, Sunday or national holiday on which commercial banks are closed.

        “Buyer” has the meaning given in the preface to this Agreement.

        “Buyer Material Adverse Effect” means any change or effect that is materially adverse to the business, operation, properties, financial conditions, assets or liabilities (including contingent liabilities) of Buyer or Buyer and its Affiliates, taken as a whole. “Material Adverse Effect,” however, does not include any effect that is attributable to any of the following:

(a)     Any change (or changes taken together) or effect generally affecting the international, national, regional or local natural gas or electricity production, sale or delivery industries as a whole;

(b)     Any change (or changes taken together) or effect resulting from changes in the general national or regional economic or financial conditions; or

(c)     Any change in law or any order, decree or act of any Governmental Entity applicable to the natural gas or electricity industries generally.

        “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended as of the date of this Agreement.

        “CLF&P” has the meaning given in the recitals to this Agreement.

        “CLF&P’s Current Assets” means the current assets of CLF&P excluding deferred debits, determined in accordance with GAAP consistently applied, as of the relevant date of determination, calculated in accordance with Exhibit A.

        “CLF&P’s Current Liabilities” means the current liabilities of CLF&P, determined in accordance with GAAP consistently applied, as of the relevant date of determination, calculated in accordance with Exhibit A.

        “CLF&P’s Net Working Capital” means CLF&P’s Current Assets less CLF&P’s Current Liabilities.

        “Closing” has the meaning given in ARTICLE 11 of this Agreement.

        “Closing Date” means the date on which the Closing occurs pursuant to ARTICLE 11 of this Agreement.

        “Closing Date Balance Sheet” has the meaning given in Section 3.2(b) of this Agreement.

        “Code” means the Internal Revenue Code of 1986, as amended as of the date of this Agreement.

        “Confidentiality Agreement” means the Confidential Nondisclosure Agreement, dated September 5, 2001, as amended, between Seller, CLF&P and Buyer.

        “Deadline” has the meaning given in Section 12.5 of this Agreement.

        “DOJ” means the United States Department of Justice.

        “Due Diligence Materials” means (a) all due diligence materials provided for review or distributed in written, oral, electronic or digital form by Seller, CLF&P or their respective representatives to Buyer or its representatives, (b) all written, oral or electronic answers provided by Seller, CLF&P or their respective representatives to questions of Buyer or its representatives, (c) all materials contained in data rooms established for purposes of providing due diligence materials to Buyer or its representatives provided by Seller, CLF&P or their respective representatives to Buyer or its representatives, and (d) all information and data regarding CLF&P acquired by Buyer prior to Closing.

        “Employee Benefit Plans” means all of Seller’s and CLF&P’s employee benefit plans (as defined in Section 3(3) of ERISA, including, without limitation, any employee pension benefit plan as defined in Section 3(2) of ERISA, and any employee welfare benefit plan as defined in Section 3(1) of ERISA), in which employees of CLF&P are eligible to participate.

        “Employee Programs” means, other than Employee Benefit Plans, all of Seller’s or CLF&P’s payroll practices, personnel policies, contracts, plans and arrangements, if any, providing for bonuses, deferred compensation, retirement payments, profit sharing, incentive pay, commissions, vacation pay or other benefits in which any employee of CLF&P or such employee’s spouse or dependents participate, and all employment, severance or other agreements with any directors or employees of CLF&P.

        “Employees” means all individuals employed by CLF&P immediately prior to the Closing.

        “Encumbrance” means any mortgage, security interest, pledge, lien, charge, claim, lease, conditional sale or other title retention agreement, easement, limitation, commitment, encroachment, restriction or other encumbrance of any kind or nature whatsoever.

        “Environmental Laws” means all federal, state and local Legal Requirements: (a) concerning public health and safety and pollution or protection of the environment, flora, fauna or natural resources, including, without limitation, CERCLA, the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Toxic Substances and Control Act, 15 U.S.C. § 2601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., and the Safe Drinking Water Act, 42 U.S.C. § 300f et. seq., each as amended as of the date of this Agreement; (b) concerning Hazardous Substances; or (c) relating to the management or use of natural resources.

        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended as of the date of this Agreement.

        “ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) under common control or treated as a single employer with Seller or CLF&P within the meaning of Section 414(b), (c), (m) or (o) of the Code.

        “Estimated Capital Expenditures” has the meaning given in Section 3.3(a) of this Agreement.

        “Estimated Net Working Capital” has the meaning given in Section 3.2(a) of this Agreement.

        “FCC” means the United States Federal Communications Commission.

        “FERC” means the United States Federal Energy Regulatory Commission.

        “Filings” means all material filings, notices, reports, returns, registrations, statements or applications, together with any amendments thereto, required to be filed with any Governmental Entity under any Legal Requirements.

        “Final Closing Date Capital Expenditures” has the meaning given in Section 3.3(c) of this Agreement.

        “Final Closing Date Net Working Capital” has the meaning given in Section 3.2(c) of this Agreement.

        “Financial Statements” has the meaning given in Section 4.5 of this Agreement.

        “First Mortgage Bonds” means CLF&P’s bonds issued pursuant to the Indenture of Mortgage and Deed of Trust.

        “FTC” means the United States Federal Trade Commission.

        “GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

        “Good Utility Practices” means any of the practices, methods and acts engaged in and approved by a significant portion of the electric utility industry in the region during the relevant time period, or any of the practices, methods or acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practices are not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the electric utility industry in the region.

        “Governmental Entity” means any federal, state, local or foreign government, court, administrative agency, board or commission, or other governmental authority or instrumentality, including, without limitation, the DOJ, FCC, FERC, FTC, IRS, SEC and WPSC.

        “Guaranty Agreements” means those certain guaranty agreements, made by Seller in favor of Black Hills Generation, Inc., dated as of March 18, 2001 and April 3, 2001, respectively, as from time to time further amended, supplemented or otherwise modified, together with all agreements, documents and instruments executed in connection therewith.

        “Hazardous Substances” means substances that are defined or listed in, or otherwise classified pursuant to, Environmental Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “pollutants,” “irritants” or “toxic substances,” or that are otherwise regulated under any Environmental Laws.

        “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated pursuant thereto.

        “Indemnitee” has the meaning given in Section 12.6 of this Agreement.

        “Indemnitor” has the meaning given in Section 12.6 of this Agreement.

        “Indenture of Mortgage and Deed of Trust” means the Indenture of Mortgage & Deed of Trust dated March 1, 1948, between CLF&P, as issuer, and the United States National Bank of Denver, as trustee, as amended by the First Supplemental Indenture dated May 1, 1955, as further amended by the Second Supplemental Indenture dated April 1, 1960, as further amended by the Third Supplemental Indenture dated April 1, 1973, as further amended by the Fourth Supplemental Indenture dated September 1, 1991, as further amended by the Fifth Supplemental Indenture dated January 1, 1994, as further amended by the Sixth Supplemental Indenture dated April 3, 1997, and as further amended by the Seventh Supplemental Indenture dated June 5, 1997.

        “IRS” means the United States Internal Revenue Service.

        “Knowledge” means, with respect to an individual, that, with respect to a particular fact or other matter, such individual is actually aware of such fact or other matter. With respect to Seller, “Knowledge” means the Knowledge of any of the Persons listed on Schedule 1(a). With respect to Buyer, “Knowledge” means the Knowledge of any of the Persons listed on Schedule 1(b).

        “Leases” has the meaning given in Section 4.8(b) of this Agreement.

        “Legal Requirement” means any law, statute, judgment, order, writ, injunction, decree, award, rule or regulation of, or promulgated by, any Governmental Entity.

        “Losses” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, Taxes, Encumbrances, losses, expenses and fees, including all litigation costs and reasonable attorneys’ fees and expenses.

        “Material Adverse Effect” means any change or effect that is materially adverse to the business, operation, properties, financial conditions, assets or liabilities (including contingent liabilities) of CLF&P. “Material Adverse Effect,” however, does not include any effect that is attributable to any of the following:

(a)     Any change (or changes taken together) or effect generally affecting the international, national, regional or local natural gas or electricity production, sale or delivery industries as a whole;

(b)     Any change (or changes taken together) or effect resulting from changes in the general national or regional economic or financial conditions;

(c)     Any change that is cured (including by the payment of money) before the earlier of the Closing or the termination of the Agreement pursuant to Section 13.1; or

(d)     Any change in law or any order, decree or act of any Governmental Entity applicable to the natural gas or electricity industries generally.

        Any determination as to whether any condition or other matter has a Material Adverse Effect will be made only after taking into account all proceeds actually received pursuant to insurance and third party indemnification with respect to such condition or matter.

        “Most Recent Interim Financial Statements” has the meaning given in Section 4.5 of this Agreement.

        “Objectionable Title Matter” means any exceptions to or defects in CLF&P’s title to Owned Real Property with respect to which Buyer gives Seller written notice of objection pursuant to Section 9.9 hereof (“Objectionable Title Matters”). Buyer shall have no right to object to exceptions or defects that are Permitted Encumbrances. All such exceptions and defects (other than any exceptions or defects arising after the date hereof) to which Buyer does not make objection in accordance with this Agreement, and all such exceptions and defects to which Buyer makes a valid objection but later waives such objection, shall be deemed Permitted Encumbrances.

        “Organizational Documents” means certificates of incorporation, by-laws, certificates of formation, limited liability company operating agreements, partnership or limited partnership agreements and other formation or governing documents of a particular entity.

        “Owned Real Property” has the meaning given in Section 4.8(a) of this Agreement.

        “Parties” has the meaning given in the preface to this Agreement.

      “Permitted Encumbrances” means:

(e)     all Encumbrances for Taxes or assessments, special or otherwise, either not due and payable or being contested in good faith and fully accrued or adequately provided for;

(f)     all Encumbrances representing mechanics’, materialmen’s, carriers’, warehousemen’s, landlords’ and other similar or statutory liens arising in the ordinary course of business and fully accrued or adequately provided for;

(g)     the Indenture of Mortgage and Deed of Trust; and

(h)     any current easement or claim of easement, limitation, commitment, encroachment, restriction or other exception to title or title defect (other than liens), which in all cases does not materially impair the current use or operation of the property to which it relates.

        “Person” means any individual, corporation, company, partnership (limited or general), joint venture, association, limited liability company, trust or other entity.

        “Preliminary Closing Date Capital Expenditures” has the meaning given in Section 3.3(b) of this Agreement.

        “Preliminary Closing Date Net Working Capital” has the meaning given in Section 3.2(b) of this Agreement.

        “PUHCA” has the meaning given in Section 4.22 of this Agreement.

        “Purchase Price” has the meaning given in Section 3.1 of this Agreement.

        “Records” means all written records and original documents that pertain to and are utilized by Seller or CLF&P to administer, reflect, monitor, evidence or record information regarding CLF&P or the conduct of CLF&P’s operations.

        “Response Actions” means the activities defined in 42 U.S.C. § 9601(25) of CERCLA.

        “Required Regulatory Approvals” means all approvals or consents of or Filings with any Governmental Entity required to consummate the transactions contemplated by this Agreement, all of which are listed on Schedule 4.3 (for Seller) and Schedule 5.3 (for Buyer).

        “SEC” means the United States Securities and Exchange Commission.

        “Seller” has the meaning given in the preface to this Agreement.

        “Seller Material Adverse Effect” means any change or effect that is materially adverse to the business, operation, properties, financial conditions, assets or liabilities (including contingent liabilities) of Seller. “Material Adverse Effect,” however, does not include any effect that is attributable to any of the following:

(i)     Any change (or changes taken together) or effect generally affecting the international, national, regional or local natural gas or electricity production, sale or delivery industries as a whole;

(j)     Any change (or changes taken together) or effect resulting from changes in the general national or regional economic or financial conditions; or

(k)     Any change in law or any order, decree or act of any Governmental Entity applicable to the natural gas or electricity industries generally.

        “Shares” has the meaning given in the recitals to this Agreement.

        “Tax” means any federal, provincial, territorial, state, municipal, local, foreign or other taxes, imposts, rates, levies, assessments and other charges, including, without limitation, all income, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, recording, excise, environmental (including under Code Section 59A), employment, payroll, social security, unemployment, disability, estimated or withholding tax, and all customs and import duties, together with any interest, additions, fines or penalties with respect thereto or in respect of any failure to comply with any requirement regarding Tax Returns and any interest in respect of such additions, fines or penalties.

        “Tax Return” means any return, declaration, report, claim for refund, information return, schedule or statement relating to Taxes including any schedule or attachment thereto, and including any amendment thereto.

        “Title Policy” and “Title Policies” have the meanings given in Section 9.9 of this Agreement.

        “2004 Budget” has the meaning given in Section 6.1(e) of this Agreement.

        “WARN Act” means the Worker Adjustment and Retraining Notification Act.

        “WPSC” means the Wyoming Public Service Commission.

ARTICLE 2
SALE OF THE SHARES

        On the terms and subject to the conditions of this Agreement, at the Closing, Seller will sell, transfer, assign and deliver to Buyer, and Buyer will purchase and accept from Seller, the Shares, in exchange for the Purchase Price.

ARTICLE 3
PURCHASE PRICE

3.1 Purchase Price. At the Closing, as the purchase price for the Shares, Buyer will pay, by wire transfer or delivery of other immediately available funds, the sum of (a) $82,000,000, minus (b) the principal amount of indebtedness and all accrued and unpaid interest thereon owing by CLF&P on or related to the First Mortgage Bonds as of the Closing, plus or minus (c) any adjustments pursuant to Section 3.2 and Section 3.3 (the “Purchase Price”).

3.2 Working Capital Adjustment to Purchase Price.

(a)     Not later than 3 Business Days before the Closing Date, Seller will provide Buyer with Seller’s good faith estimate of CLF&P’s Net Working Capital as of the Closing Date, based upon the accounting books and records of CLF&P (the “Estimated Net Working Capital”), and all underlying documentation supporting the Estimated Net Working Capital. The determination of the Estimated Net Working Capital will be binding on Seller and Buyer and will be used to determine the amount of the Purchase Price payable to Seller at the Closing. If the Estimated Net Working Capital is a number greater than zero, then the amount of the Purchase Price paid by Buyer to Seller at the Closing will be increased by the amount of such excess. If the Estimated Net Working Capital is a number less than zero, then the amount of the Purchase Price paid by Buyer to Seller at the Closing will be decreased by the amount of such deficit.

(b)     Within 60 days after the Closing Date, Seller will prepare and deliver to Buyer a written calculation of CLF&P’s Net Working Capital as of the Closing Date (the “Preliminary Closing Date Net Working Capital”), which calculation will be prepared based on the balance sheet of CLF&P (the “Closing Date Balance Sheet”) and, if requested by Buyer and at Buyer’s expense, audited by Deloitte & Touche LLP and prepared as of the Closing Date in accordance with GAAP on a basis consistent with the balance sheets included in the Financial Statements. To the extent of any inconsistency between CLF&P’s past practice and GAAP, GAAP will prevail in determining any adjustment to the Purchase Price. Seller will provide copies and otherwise make available to Buyer and its representatives the work papers and back-up materials used in preparing the Closing Date Balance Sheet and calculating the Preliminary Closing Date Net Working Capital.

(c)     If Buyer has any good faith objections to Seller’s calculation of the Preliminary Closing Date Net Working Capital, then it must deliver a detailed written statement describing its objections to Seller within 20 Business Days after Seller delivers the Closing Date Balance Sheet and its calculation of the Preliminary Closing Date Net Working Capital to Buyer. If Buyer does not object to Seller’s calculation of Preliminary Closing Date Net Working Capital (and any adjustments resulting therefrom) within such 20 Business Day period, then Buyer will be deemed to have accepted Seller’s calculation thereof. If Buyer does object in a timely manner, the Parties will make a diligent, good faith effort to resolve all such objections. If the Parties are unable to resolve all objections to Seller’s calculation of the Preliminary Closing Date Net Working Capital within 10 Business Days after Seller receives Buyer’s statement of objections, then the Parties will select a mutually acceptable, nationally-recognized accounting firm (which may not be the auditors of either Party) to resolve any remaining objections. Neither Party shall submit evidence or materials to such accounting firm that was not presented to the other Party prior to the expiration of the 10 Business Day period. Buyer and Seller each will pay 50% of the costs and expenses of any accounting firm so used. The determination made by such accounting firm will be set forth in writing and will be conclusive and binding upon the Parties. The amount of the Preliminary Closing Date Net Working Capital as agreed to by Buyer and Seller or as determined by the accounting firm constitutes the “Final Closing Date Net Working Capital.”

(d)     In the event that the Final Closing Date Net Working Capital exceeds the Estimated Net Working Capital, then Buyer will pay to Seller in cash the amount of such excess. In the event that the Estimated Net Working Capital exceeds the Final Closing Date Net Working Capital, then Seller will pay to Buyer in cash the amount of such excess. All amounts payable under this Section 3.2 will be paid within 3 Business Days of the determination of the Final Closing Date Net Working Capital by wire transfer of immediately available funds to a bank account designated in writing by the recipient not less than one Business Day before such payment.

3.3 Capital Expenditure Adjustment to Purchase Price.

(a)     Not later than 3 Business Days before the Closing Date, Seller will provide Buyer with Seller’s good faith estimate of the capital expenditures incurred by or on behalf of CLF&P in accordance with Section 6.1 between the date of this Agreement and the Closing Date based upon the accounting books and records of CLF&P (the “Estimated Capital Expenditures”), and all underlying documentation supporting the Estimated Capital Expenditures. Notwithstanding the foregoing, no capital expenditures shall be included in Estimated Capital Expenditures to the extent such capital expenditures are reflected in the CLF&P’s Current Assets. The determination of the Estimated Capital Expenditures will be binding on Seller and Buyer and will be used to determine the amount of the Purchase Price payable to Seller at the Closing. If the Estimated Capital Expenditures is greater than zero, then the amount of the Purchase Price paid by Buyer to Seller at the Closing will be increased by the amount of such excess.

(b)     Within 60 days after the Closing Date, Seller will prepare and deliver to Buyer a written calculation of the capital expenditures incurred by or on behalf of CLF&P in accordance with Section 6.1 between the date of this Agreement and the Closing Date (the “Preliminary Closing Date Capital Expenditures”), and all underlying documentation supporting the amount of the Preliminary Closing Date Capital Expenditures. Notwithstanding the foregoing, no capital expenditures shall be included in Preliminary Closing Date Capital Expenditures to the extent such capital expenditures are reflected in CLF&P’s Current Assets.

(c)     If Buyer has any good faith objections to Seller’s calculation of the Preliminary Closing Date Capital Expenditures, then it must deliver a detailed written statement describing its objections to Seller within 20 Business Days after Seller delivers its calculation of the Preliminary Closing Date Capital Expenditures to Buyer. If Buyer does not object to Seller’s calculation of Preliminary Closing Date Capital Expenditures (and any adjustments resulting therefrom) within such 20 Business Day period, then Buyer will be deemed to have accepted Seller’s calculation thereof. If Buyer does object in a timely manner, the Parties will make a diligent, good faith effort to resolve all such objections. If the Parties are unable to resolve all objections to Seller’s calculation of the Preliminary Closing Date Capital Expenditures within 10 Business Days after Seller receives Buyer’s statement of objections, then the Parties will select a mutually acceptable, nationally-recognized accounting firm (which may not be the auditors of either Party) to resolve any remaining objections. Buyer and Seller each will pay 50% of the costs and expenses of any accounting firm so used. The determination made by such accounting firm will be set forth in writing and will be conclusive and binding upon the Parties. The amount of the Preliminary Closing Date Capital Expenditures as agreed to by Buyer and Seller or as determined by the accounting firm constitutes the “Final Closing Date Capital Expenditures.”

(d)     In the event that the Final Closing Date Capital Expenditures exceeds the Estimated Capital Expenditures, then Buyer will pay to Seller in cash the amount of such excess. In the event that the Estimated Capital Expenditures exceeds the Final Closing Date Capital Expenditures, then Seller will pay to Buyer in cash the amount of such excess. All amounts payable under this Section 3.3 will be paid within 3 Business Days of the determination of the Final Closing Date Capital Expenditures by wire transfer of immediately available funds to a bank account designated in writing by the recipient not less than one Business Day before such payment.

3.4 Sales, Transfer and Other Taxes. Any sales, transfer, purchase, use, real estate, excise or other Taxes that may be payable by reason of the sale, transfer or conveyance of the Shares will be paid by Buyer.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents and warrants to Buyer as follows:

4.1 Corporate Existence and Powers; Capitalization; Subsidiaries; Organizational Documents.

(a)     Seller is a corporation duly incorporated, validly existing and in good standing under the laws of Minnesota. CLF&P is a corporation duly incorporated, validly existing and in good standing under the laws of Wyoming. Seller has all requisite power and authority to own the Shares, and CLF&P has the requisite power and authority to conduct its business as now conducted. CLF&P is duly qualified to do business, and is in good standing, in each jurisdiction in which the property owned, leased, or operated by it or the nature of its business makes such qualification necessary.

(b)     The authorized capital stock of CLF&P consists of 100 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding and constitute the Shares, and 1,000,000 shares of preferred stock, par value $100 per share, none of which are issued and outstanding. All of the Shares have been duly authorized and are validly issued, fully paid and nonassessable and were not issued in violation of the preemptive rights of any Person. Except as set forth on Schedule 4.1, Seller owns all of the Shares, free and clear of any restrictions on transfer (other than restrictions under the Securities Act of 1933, as amended, and state securities laws), Taxes, Encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims and demands.

(c)     Except as set forth on Schedule 4.1, CLF&P does not have any subsidiaries nor does it otherwise control, own directly or indirectly, or have any equity participation directly or indirectly in any corporation, limited liability company, partnership, joint venture, trust or other business association.

(d)     Seller has provided Buyer or its representatives access to true and correct copies of the Organizational Documents of CLF&P.

4.2 Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. Seller has duly and validly authorized the execution and delivery of this Agreement. This Agreement has been duly and validly executed and delivered by Seller and, subject to execution and delivery of this Agreement by Buyer, this Agreement constitutes a valid and binding obligation of Seller enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally, or by general equitable principles.

4.3 Required Regulatory Approvals and Filings; Consents. Except as set forth on Schedule 4.3, no consent, approval, action or authorization of or Filing with any Governmental Entity or any other Person on the part of Seller or CLF&P, or any of their Affiliates, is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, approvals, actions or authorizations that, if not made or obtained, would not have a Material Adverse Effect.

4.4 No Conflicts. Subject to receipt of the Required Regulatory Approvals, and except as set forth on Schedule 4.4, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (a) violate any Legal Requirement applicable to Seller or CLF&P, except for such violations that would not have a Material Adverse Effect, (b) violate, conflict with or result in a breach of, or constitute a default under, or result in the termination of any provision of Seller’s or CLF&P’s Organizational Documents, or, except for such violations, conflicts, breaches or defaults that would not have a Material Adverse Effect, any note, bond, mortgage, indenture, deed of trust, contract, lease or other instrument, obligation or agreement of any kind to which Seller or CLF&P is a party or their respective properties is bound, or (c) result in or create any Encumbrance (other than a Permitted Encumbrance) upon or with respect to any property or assets of CLF&P, except for such Encumbrances that would not have a Material Adverse Effect.

4.5 Financial Statements. Seller has furnished to Buyer true, correct and complete copies of the following financial statements for CLF&P (the “Financial Statements”): (a) audited balance sheets and statements of income and cash flow as of and for the fiscal years ended December 31, 2000, December 31, 2001 and December 31, 2002; and (b) unaudited balance sheet and statement of income as of and for the eleven (11) months ended November 30, 2003 (the “Most Recent Interim Financial Statements”). The Financial Statements have been prepared from the books and records of CLF&P in accordance with GAAP applied on a consistent basis. Except as set forth on Schedule 4.5, the Financial Statements present fairly in all material respects the financial position, results of operations and cash flows of CLF&P as of such dates and for the periods then ended (except that the Most Recent Interim Financial Statements are subject to normal year-end adjustments which shall not, in the aggregate, have a Material Adverse Effect, and lack footnotes and other presentation items).

CLF&P maintains books and records in reasonable detail to reflect its assets and liabilities and maintains proper and adequate internal accounting controls which provide reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded accurately and as necessary to permit preparation of the financial statements of CLF&P in accordance with generally accepted accounting principles and to maintain accountability for CLF&P’s material assets; and (iii) access to CLF&P’s assets and receipts and expenditures of CLF&P are permitted only in accordance with management’s authorization.

4.6 Undisclosed Liabilities. CLF&P has no liabilities, debts or obligations that are required to be reflected in a balance sheet prepared in accordance with GAAP except for (a) liabilities or obligations reflected or reserved against in the Financial Statements; (b) liabilities or obligations that have arisen in the ordinary course of business since the date of the Most Recent Interim Financial Statements; or (c) liabilities or obligations to be performed under existing contracts and permits; or (d) liabilities or obligations set forth on Schedule 4.6.

4.7 Title to Assets; Sufficiency of Assets. Except as set forth on Schedule 4.7, CLF&P is in possession of and has good and marketable title to its assets free and clear of all Encumbrances (other than Permitted Encumbrances). To the Knowledge of Seller, except as set forth in Schedule 4.7, all of the property that is primarily used by CLF&P is included in the assets as reflected in the Most Recent Interim Financial Statements.

4.8 Real Property and Leases.

(a)     Schedule 4.8 lists all real property owned in whole or in part by CLF&P (the “Owned Real Property”). Except as set forth on Schedule 4.8:

(i)     To Seller’s Knowledge, CLF&P has good and marketable fee simple title to all of the Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances;

(ii)     There are no leases or other occupancy agreements (written or oral) granting to any Person a right to occupy any part of the Owned Real Property;

(iii)     There are no outstanding options, rights of first offer, rights of first refusal or other agreements granting to any Person a right to purchase the Owned Real Property or any part thereof or interest therein;

(iv)     There are no arrangements or commitments of any kind pursuant to which the Owned Real Property (or any part thereof or interest therein) will become subject to any Encumbrances other than Permitted Encumbrances;

(v)     To the Knowledge of Seller, the legal description for each parcel of Owned Real Property contained in the Indenture of Mortgage and Deed of Trust and supplements thereto are true, accurate and complete in all material respects;

(vi)     There are no parties other than CLF&P in possession of any Owned Real Property;

(vii)     To Seller’s Knowledge, neither Seller nor CLF&P has received any notice in writing or by publication of any appropriation, condemnation or like proceeding, or of any violation of any applicable zoning law, regulation or rule or other Law, order, regulation, rule or requirement relating to or affecting any of the Owned Real Property.

(b)     Schedule 4.8 lists, as of the date of this Agreement, all material real property leases (the “Leases”) pursuant to which any real property is leased by CLF&P, other than real property leases for which the aggregate annual rent is less than $50,000. Each Lease described in Schedule 4.8 is legal, valid, binding and enforceable against CLF&P and, to the Seller’s Knowledge, against each other party to each such Lease, in accordance with their respective terms. During the 12 months prior to the date of this Agreement, CLF&P has not received any notice of default under any such Lease. To Seller’s Knowledge, no event has occurred which, with notice or passage of time or both, would constitute a default, violation or breach under any such Lease by CLF&P, or by any other party to the Leases, except for such defaults that would not reasonably be expected to result in a Material Adverse Effect.

4.9 Contracts. Except as specified in Schedule 4.9, CLF&P has in all material respects performed or is performing all obligations required to be performed by it. CLF&P is not in default, in any material respect, under any material contract to which it is a party and, to Seller’s Knowledge, no other party is in default thereunder. Schedule 4.9 sets forth a complete list of the contracts and agreements to which CLF&P is a party or otherwise relating to or affecting CLF&P or its operations, whether written or oral, calling for annual payments, individually or in the aggregate, contingent or otherwise, by or to CLF&P of amounts greater than $200,000. Each such contract and agreement is legally valid and binding and enforceable against CLF&P and to the Knowledge of Seller, against each other party thereto.

4.10 Worker’s Compensation. Except as set forth on Schedule 4.10, CLF&P is not in default of any material requirements under any applicable worker’s compensation laws, and there are no pending or, to the Knowledge of Seller, threatened worker’s compensation claims against CLF&P.

4.11 Employees and Employee Benefit Plans.

(a)     Schedule 4.11(a)(i) lists all Employee Benefit Plans and Employee Programs sponsored by Seller or an ERISA Affiliate of Seller, other than CLF&P, providing material benefits or compensation to the current employees of CLF&P, as in effect as of the date of this Agreement. Schedule 4.11(a)(ii) lists all Employee Benefit Plans and Employee Programs sponsored by CLF&P providing material benefits or compensation to the current and former employees of CLF&P, as in effect as of the date of this Agreement. With respect to the current and former employees of CLF&P, all insurance premiums required to be paid, all benefits, expenses and other amounts due and payable, and all contributions, transfers or payments required to be made to or under the Employee Benefit Plans or Employee Programs will have been paid, made or accrued on the Records on or before the Closing.

(b)     None of the current employees of CLF&P participate in any “multiemployer pension plan” within the meaning of ERISA Section 4001(a)(3).

(c)     The Employee Benefit Plans and Employee Programs available to the current employees of CLF&P conform in all material respects to all laws, including the applicable provisions of ERISA and the Code, except where the failure to conform would not have a Material Adverse Effect.

(d)     To the Knowledge of Seller, none of the Employee Benefit Plans, Seller or CLF&P has engaged in a transaction that would subject Seller or CLF&P to the Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or to a civil penalty imposed by Section 502 of ERISA.

(e)     There are no material pending actions, claims or lawsuits that have been asserted or instituted against the Employee Benefit Plans or the Employee Programs with respect to any current or former employees of CLF&P other than routine claims for benefits, except as may be listed in Schedule 4.11(e).

(f)     The transactions contemplated by this Agreement shall not result in any termination, retention or severance pay obligations payable by Buyer, except as set forth on Schedule 4.11(f).

(g)     With respect to Employee Benefits Plans and Employee Programs listed on Schedule 4.11(a)(ii):

(i)     As of the Closing Date, CLF&P does not sponsor or maintain, nor has any obligation or liability under or with respect to, any defined benefit plan within the meaning of Section 3(35) of ERISA.

(ii)     Each Employee Benefit Plan intended to be qualified under Sections 401(a), 401(k) and/or 501(a) of the Code has been determined to be so qualified by the Internal Revenue Service and, to the Knowledge of Seller, nothing has occurred since the date of the last such determination which resulted or is likely to result in the revocation of such determination, other than changes in applicable law made by subsequent legislation, regulations and rulings. With respect to any such changes in applicable law, any such plan has been or may be retroactively amended to comply with such changes in order to avoid disqualification of the plan.

(iii)     To the Knowledge of Seller, CLF&P has not participated, nor will participate prior to or after the Closing Date, in any conduct that could result in the imposition upon CLF&P of any excise tax under Section 4971 through 4980B of the Code or civil liability under Section 502(i) of ERISA.

(iv)     No Employee Benefit Plan or Employee Program provides any health, life or other welfare coverage to employees of CLF&P beyond termination of their employment with CLF&P by reason of retirement or otherwise other than coverage as may be required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA or under the continuation of coverage provisions of the laws of any state or locality.

(v)     No amounts payable under any Employee Benefit Plan or Employee Program or any other contract, agreement or arrangement with respect to which CLF&P may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 162(m) or 280G of the Code.

4.12 Labor Matters. Schedule 4.12 lists all collective bargaining agreements to which CLF&P is a party or bound by. Except as described on Schedule  4.12, CLF&P has not committed any unfair labor practices that would have a Material Adverse Effect. There have not been any material work stoppages, strikes or other labor disputes at or pertaining to CLF&P during the past three years prior to the date of this Agreement. As of the date of this Agreement, no such work stoppage, strike or labor dispute is, to the Knowledge of Seller, threatened.

4.13 Legal Proceedings. Except as described on Schedule 4.13 and excluding matters arising under Environmental Laws, there are no claims, actions, suits, inquiries, investigations or proceedings pending before any Governmental Entity, arbitrator or mediator, or, to the Knowledge of Seller, threatened against CLF&P that would have a Material Adverse Effect.

4.14 Permits, Licenses, Tariffs and Certificates. Except as described on Schedule 4.14 and excluding matters arising under Environmental Laws, CLF&P has all material permits, licenses, tariffs, certificates and other governmental authorizations required to carry on its business as presently conducted. Assuming ongoing proper action by the other party thereto or by the issuer thereof, all such permits, licenses, tariffs, certificates and governmental authorizations are valid and in effect in all material respects.

4.15 Compliance With Laws. To the Knowledge of Seller, except as set forth on Schedule 4.15, and excluding matters arising under Environmental Laws, CLF&P’s business, operations and activities are conducted in compliance with all Legal Requirements, except for any noncompliance that would not have a Material Adverse Effect.

4.16 Tax Matters. Except as disclosed on Schedule 4.16:

(a)     CLF&P has filed (or joined in the filing of) when due all Tax Returns required by applicable law to be filed with respect to CLF&P. All such Tax Returns were true, correct and complete in all material respects as of the time of such filing. All Taxes relating to periods ending on or before the Closing Date owed by CLF&P (whether or not shown on any Tax Return) at any time on or prior to the Closing Date, if required to have been paid, have been or will be paid (except for Taxes which are being contested in good faith in appropriate proceedings). CLF&P has established adequate reserves clearly reflected on the Most Recent Interim Financial Statements (in accordance with GAAP) for Taxes not yet due and payable, or which are being contested in good faith in appropriate proceedings. There is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, CLF&P in respect of any Tax or Tax assessment, nor is any claim for additional Tax or Tax assessment asserted in writing by any Tax authority. No claim has been made by any Tax authority in a jurisdiction where CLF&P does not currently file a Tax Return that it is or may be subject to Tax by such jurisdiction, nor, to the Knowledge of Seller, is any such assertion threatened. Seller has provided Buyer access to correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies, filed, assessed against, or agreed to by CLF&P since January 1, 1999. CLF&P does not have any outstanding requests for any extension of time within which to pay its Taxes or file its Tax Returns. There has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of CLF&P. CLF&P is not a party to any agreement, whether written or oral, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters. CLF&P has withheld and paid all Taxes required to be withheld by it in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no liens, other than Permitted Encumbrances, on any of the assets of CLF&P that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)     CLF&P has not been a member of an Affiliated Group filing a consolidated federal income Tax Return other than a group the common parent of which is Seller. The Affiliated Group has filed all income Tax Returns that it was required to file for each taxable period during which CLF&P was a member of the group. All such Tax Returns were true, correct and complete in all material respects. All income Taxes owed by the Affiliated Group (whether or not shown on any Tax Return) have been paid for each taxable period during which CLF&P was a member of the group. There is no dispute or claim concerning any income Tax Liability of the Affiliated Group for any taxable period during which CLF&P was a member of the group either (i) claimed or raised by any authority in writing or (ii) as to which Seller has Knowledge based upon personal contact with any agent of such authority. The Affiliated Group has not waived any statute of limitations in respect of any income Taxes or agreed to any extension of time with respect to any income Tax assessment or deficiency for any taxable period during which CLF&P was a member of the group.

(c)     Neither Seller nor CLF&P is a “foreign person” within the meaning of Section 1445 of the Code. CLF&P has not filed a consent under Code Section 341(f) concerning collapsible corporations. CLF&P has not made any payments, is not obligated to make any payments, and is not a party to any agreement, contract, arrangement or plan that could obligate it to make any payments that are not deductible under Code Section 280G or any corresponding or similar provision of any state, local or foreign tax law. CLF&P has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). CLF&P has no liability for Taxes of any Person (other than CLF&P) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(d)     CLF&P will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in the Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(e)     CLF&P has not distributed stock of another Person, nor has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(f)     The only representations and warranties given in respect of Tax matters are those contained in this Section 4.16, and none of the other representations and warranties contained in ARTICLE 4 of this Agreement are to be deemed to constitute, directly or indirectly, a representation and warranty in respect of any Tax matters.

4.17 Environmental Matters. Except as set forth on Schedule 4.17, to the Knowledge of Seller, (a) CLF&P is in compliance with all terms and conditions of its material permits, licenses and authorizations required by applicable Environmental Laws, except for any noncompliance that would not have a Material Adverse Effect; (b) CLF&P has not received any written notice of any alleged violation of Environmental Law from any Governmental Entity that has not been materially resolved; and (c) there is no material civil, criminal or administrative action, suit, demand, claim, hearing, notice, demand letter, notice of violation, investigation, or proceeding, pending or threatened against CLF&P relating to any Environmental Laws. Except as set forth on Schedule 4.17, to the Knowledge of Seller, there are no facts, circumstances, conditions or occurrences regarding CLF&P that would reasonably be expected (i) to form the basis of a claim of violation under any Environmental Law against CLF&P or result in the occurrence of any violation under any Environmental Law by CLF&P, or (ii) to cause CLF&P to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law inconsistent with the business of CLF&P, as conducted currently and in accordance with past practices, except for any such facts, circumstances, conditions or occurrences that would not have a Material Adverse Effect. Seller has made available to Buyer all correspondence, studies, audits, reviews, investigations, analyses and reports on material environmental matters relating to CLF&P or Seller in respect of CLF&P that are in possession of CLF&P. Except as set forth on Schedule 4.17, to the Knowledge of Seller, there are no underground storage tanks, active or abandoned, on the Owned Real Property. The only representations and warranties given in respect to environmental matters are those contained in this Section 4.17, and none of the other representations and warranties contained in ARTICLE 4 of this Agreement are to be deemed to constitute, directly or indirectly, a representation and warranty in respect of any matter relating to Environmental Laws.

4.18 Intellectual Property. To the Knowledge of Seller, except as set forth on Schedule 4.18, CLF&P owns all right, title and interest in and to, or has a valid and enforceable license or other right to use, all the material intellectual property used by it in connection with its business, which constitutes all intellectual property rights necessary for it to conduct its business as presently conducted, and no Person is challenging or, to the Knowledge of Seller, infringing or otherwise violating any intellectual property owned by CLF&P. To the Knowledge of Seller, the conduct of the businesses of CLF&P does not infringe upon or violate the intellectual property rights of any other Person, and neither Seller nor CLF&P has received any notice of any claim of any such infringement or violation within the 3 years preceding the date hereof.

4.19 Finders. Seller has not engaged or entered into any arrangement with any finder or broker in connection with the transactions contemplated by this Agreement, and it has taken no action that reasonably could give rise to a valid claim for a brokerage commission, finder’s fee or other like payment against Buyer.

4.20 Transactions with Affiliates. Schedule 4.20 lists all contracts and agreements between CLF&P, on the one hand, and Seller or its Affiliates, on the other. Except as set forth on Schedule 4.20, neither Seller, any of its Affiliates (other than CLF&P) or any officer or director thereof provides any assets, services or facilities to CLF&P which assets, services or facilities are material to the operations of CLF&P.

4.21 Insurance. Schedule 4.21 lists all insurance policies under which CLF&P has coverage. CLF&P is covered by fire and casualty, general liability, professional liability, workers compensation, theft and automobile insurance in scope and amount customary and reasonable for the businesses in which it is engaged. To the Knowledge of Seller, each insurance policy to which CLF&P is a party is in full force and effect on the date hereof.

4.22 Holding Company Act Status. CLF&P is not a “holding company” as defined in the Public Utility Holding Company Act of 1935, as amended (“PUHCA”). Seller is registered as a holding company as defined under PUHCA. Subject to receipt of Required Regulatory Approvals, the execution and delivery of this Agreement by Seller does not violate any provision of PUHCA or any rule or regulation thereunder pertaining to Seller or CLF&P, except that Seller makes no representation with respect to Buyer’s status or circumstances.

4.23 Absence of Certain Changes. Since the date of the Most Recent Interim Financial Statements to the date of this Agreement, except as set forth in Schedule 4.23, CLF&P has not and where applicable, the Seller and its Affiliates (other than CLF&P), on behalf of or with respect to CLF&P has not:

(i)     suffered any adverse change in assets and properties, results of operation or financial condition which would result in a Material Adverse Effect,

(ii)     except for distributions of cash, declared, set aside for payment or paid any dividend or other distribution in respect of its capital stock,

(iii)     except for distributions of cash or dispositions in the ordinary course of business, sold, transferred or otherwise disposed of, any of its properties or assets having a book value in excess of $50,000 individually or $200,000 in the aggregate,

(iv)     changed in any respect its accounting methods, principles or practices,

(v)     entered into any settlement of pending or threatened litigation involving CLF&P (whether brought by a private party or a Governmental Entity) other than any settlement that is not reasonably likely to have a Material Adverse Effect,

(vi)     incurred any indebtedness for borrowed money, issued or sold any debt securities except for borrowings in the ordinary course of business, or

(vii)     incurred, assumed, guaranteed or otherwise become directly or indirectly liable with respect to any liability or obligation in excess of $50,000 in each case or $200,000 in the aggregate at any one time outstanding (whether absolute, accrued, contingent or otherwise and whether direct or indirect, or as guarantor or otherwise with respect to any liability or obligation to any other Person),

(viii)     entered into, adopted or amended any employment, consulting, retention, change-in-control, collective bargaining, bonus or other incentive compensation, profit-sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other employment, compensation or benefit plan, policy, agreement, trust, fund or arrangement for the benefit of any officer, director, agent, consultant or Affiliate of CLF&P, or

(ix)     mortgaged, pledged or otherwise subjected to any Encumbrance, any of the Owned Real Property, Leases or other properties or assets of CLF&P, tangible or intangible, except for Permitted Encumbrances in the ordinary course of business.

4.24 Accounts Receivable. All accounts receivable reflected on the Most Recent Interim Financial Statements have been generated in the ordinary course of business and reflect a bona fide obligation for the payment of goods or services provided by CLF&P.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Seller as follows:

5.1 Corporate Existence and Powers of Buyer. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of South Dakota. Buyer has the requisite power and authority to conduct its business as now conducted.

5.2 Authority. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. Buyer has duly and validly authorized the execution and delivery of this Agreement. This Agreement has been duly and validly executed and delivered by Seller and, subject to execution and delivery of this Agreement by Seller, this Agreement constitutes a valid and binding obligation of Buyer enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally, or by general equitable principles.

5.3 Required Regulatory Approvals and Filings; Consents. Except as set forth on Schedule 5.3, no consent, approval, action or authorization of or Filing with any Governmental Entity or any other Person on the part of Buyer is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, approvals, actions or authorizations that, if not made or obtained, would not have a material adverse effect on the business, financial condition or operations of Buyer or would not prevent the Parties from consummating the transactions contemplated by this Agreement.

5.4 No Conflicts. Subject to receipt of the Required Regulatory Approvals, and except as set forth on Schedule 5.4, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate any material Legal Requirements applicable to Buyer, or violate, conflict with, or result in breach of or constitute a default under, or result in the termination of any provision of Buyer’s Organizational Documents, or any material note, bond, mortgage, indenture, deed of trust, contract, lease or other instrument, obligation or agreement of any kind to which Buyer is now a party or its properties are bound.

5.5 Legal Proceedings. Except as described on Schedule 5.5, there are no material claims, actions, suits, inquiries, investigations or proceedings pending or, to the Knowledge of Buyer, threatened against Buyer before any Governmental Entity that, in either such case, are reasonably likely to prevent Buyer from consummating the transactions contemplated by this Agreement.

5.6 Finders. Buyer has not engaged or entered into any arrangement with any finder or broker in connection with the transactions contemplated by this Agreement, and it has taken no action that reasonably could give rise to a valid claim for a brokerage commission, finder’s fee or other similar payment against Seller.

5.7 Sufficient Funds. Buyer has sufficient cash, available lines of credit or other sources of funds to enable it to make payment of the Purchase Price and all other amounts payable pursuant to this Agreement and to perform all of its other obligations under this Agreement.

5.8 Investment. Buyer is an accredited investor within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended. The Shares will be acquired by Buyer for its own account for the purpose of investment and not with a view towards the resale, transfer or distribution of the Shares, nor with any intention of distributing the Shares in violation of the Securities Act of 1933, as amended, or other applicable federal or state securities or blue sky laws.

5.9 No Knowledge of Certain Conditions. Buyer has no Knowledge of any condition or event that would or may constitute a breach of any representation or warranty made by Seller in this Agreement. Buyer has no Knowledge of any condition or circumstance that would excuse Buyer from its timely performance of its obligations under this Agreement.

5.10 Due Diligence Investigation; No Representations or Warranties.

(a)     Buyer acknowledges and agrees that it has fully conducted and, except as expressly provided in this Agreement, is relying exclusively upon its own inspections and investigation in order to satisfy itself as to the condition and suitability of the business, assets, real and personal properties, liabilities, results of operations, condition (financial or otherwise) and prospects of CLF&P. In addition, Buyer acknowledges and agrees that it has reviewed all of the Due Diligence Materials to its full and complete satisfaction.

(b)     Buyer acknowledges and agrees that, except as expressly provided in ARTICLE 4, Seller makes no representations or warranties (express, implied, at common law, statutory or otherwise), including, without limitation, with respect to (i) the condition and suitability of the business, assets, real and personal properties, liabilities, results of operations, condition (financial or otherwise) and prospects of CLF&P; (ii) the accuracy or completeness of the Due Diligence Materials now, previously or hereafter made available to Buyer in connection with this Agreement; or (iii) the accuracy or completeness of that certain Confidential Information Memorandum for Cheyenne Light, Fuel & Power Company, or any supplement or amendment thereto.

ARTICLE 6
COVENANTS OF SELLER

6.1 Conduct of Business. Except as otherwise required by any Legal Requirement or by any Governmental Entity or as contemplated by this Agreement, until the Closing, Seller will own and operate CLF&P in accordance with its past practices and will not engage in material transactions relating to CLF&P, other than (y) making payments as such payments are due, including any prepayments required to be made as a result of the transactions contemplated by this Agreement, on the First Mortgage Bonds, or (z) taking actions or engaging in transactions in the ordinary and usual course of business as previously conducted. Seller shall not permit CLF&P to take actions or engage in transactions outside the ordinary and usual course of business, without consulting with Buyer. Without limiting the foregoing, except as otherwise required by any Legal Requirement, by any Governmental Entity or as contemplated or permitted by this Agreement, until the Closing, Seller will not, without the prior written consent of Buyer (which consent will not be unreasonably withheld or delayed), permit CLF&P to:

(a)     make any change in its Organizational Documents or issue any additional equity securities or grant any option, warrant or right to acquire any equity securities or issue any security convertible into or exchangeable for its equity securities;

(b)     (i) incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities in excess of $200,000 individually or in the aggregate, other than pursuant to intercompany notes, or (ii) issue any of its securities convertible or exchangeable for debt securities;

(c)     make any sale, assignment, transfer, abandonment or other conveyance of any of its assets or any part thereof in excess of $200,000, individually or in the aggregate, except for dispositions of inventory or of worn-out or obsolete equipment for fair or reasonable value in the ordinary course of business consistent with past practices;

(d)     subject any of its assets, or any part thereof, to any Encumbrance except Permitted Encumbrances;

(e)     make any capital expenditure that exceeds 20% of the relevant major line item of the capital expenditure budget attached on Schedule 6.1 hereto (the “2004 Budget”) or capital expenditures in the aggregate that exceed the total 2004 Budget by more than 10%, except that Seller may permit CLF&P to make a capital expenditure without obtaining Buyer’s prior approval if such expenditure is reasonably determined by Seller to be necessary in the interest of health, safety or Good Utility Practices in circumstances in which Seller could not reasonably obtain Buyer’s prior approval;

(f)     enter into any contract or agreement or series of related contracts or agreements, or make any commitment, whether directly or by way of guarantee or otherwise, for expenditures not in the ordinary course of business in excess of $200,000 individually, or except in the ordinary course of business make or permit to be made any material amendment or termination of any material contract to which it is a party;

(g)     enter into any power purchase agreements or natural gas supply agreements for amounts in excess of $200,000 and that have a term, including any extensions, of greater than one year;

(h)     make any filing with any Governmental Entity that relates to changes in base rates for CLF&P;

(i)     fail to use commercially reasonable efforts in accordance with past practice to maintain its material tangible properties in good condition and repair, reasonable wear and tear excepted, including failing to perform all reasonable maintenance when scheduled or otherwise appropriate;

(j)     incur or agree to incur, or otherwise guarantee or become liable for, any commitment, obligation or liability, absolute or contingent, other than in the ordinary course of business;

(k)     materially change its accounting practices or policies or its application thereof (other than in accordance with GAAP);

(l)     make, change or revoke any Tax election relevant to it that is not consistent with past practice;

(m)     (i) except as may be required by applicable Legal Requirements or to the extent consistent with amendments or modifications made to similar plans or arrangements of Seller, enter into, adopt or make any material amendments to or terminate any of the Employee Benefit Plans or the Employee Programs; or (ii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to it, increase the benefits or compensation to any of its directors, officers or employees, if any (except as reasonably necessary in order to retain any existing director, officer or employee through the Closing);

(n)     acquire any material assets or properties not contemplated in the 2004 Budget, except in the ordinary course of business consistent with past practices;

(o)     except in the ordinary course of business consistent with past practices, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates;

(p)     enter into any collective bargaining agreement or ratification package with any labor union, except on the terms and conditions substantially as set forth in the collective bargaining agreement and ratification package identified on Schedule 4.12 and provided to Buyer prior to the date hereof during its due diligence review, or enter into any material amendment thereto; or

(q)     commit itself to do any of the foregoing.

        In order to implement the provisions of this Section 6.1 and to facilitate on-going communications regarding the operations of CLF&P prior to the Closing, Seller and Buyer will each designate a representative who shall be available to advise and consult with regarding the conduct of the business of CLF&P.

6.2 Insurance. Until the Closing, Seller will cause CLF&P to continue to carry insurance with respect to its material assets, insuring those assets against loss or damage by fire and other risks, consistent with and in accordance with past practices.

6.3 Investigation by Buyer. Until the Closing, Seller will (a) allow Buyer and its authorized representatives reasonable access, upon reasonable prior notice to Seller, during regular business hours, and consistent with the normal operation of CLF&P, to the assets of CLF&P and the Records, and to officers, employees and agents of Seller and CLF&P who have significant responsibility for the operation of CLF&P solely for purposes of providing Buyer with information regarding CLF&P’s operations; provided, however, that neither Buyer nor its representatives is authorized to test or sample soil, sediment, groundwater, surface water or discharges; and (b) furnish Buyer such financial and operating data and other information with respect to CLF&P as Buyer may reasonably request, except to the extent that furnishing such information would violate any applicable Legal Requirements. Any information furnished hereunder or prior to the date of this Agreement in contemplation of Buyer’s potential purchase of CLF&P will be subject to the Confidentiality Agreement. To the extent any such Records are either (x) used in connection with any of Seller’s businesses other than CLF&P, or (y) are subject to a confidentiality agreement or other restrictions limiting Seller’s ability to disclose them, Seller may present photocopies or other reproductions from which, in the case of Records referred to in clause (x), information concerning any of Seller’s businesses other than CLF&P has been deleted, or in the case of Records referred to in clause (y), all confidential information has been redacted. Buyer will not use its rights to access granted hereunder to adversely interfere with CLF&P’s business and operations and will not, without Seller’s prior written consent, engage in communication with any employees of Seller or CLF&P for reasons other than to obtain information regarding CLF&P’s business and operations.

6.4 Intercompany Obligations and Agreements. Immediately prior to the Closing, all receivables and payables outstanding between CLF&P, on the one hand, and Seller or its Affiliates, on the other hand, (other than with respect to the receivables and payables owing pursuant to the intercompany agreements identified on Schedule 6.4, which will remain outstanding following the Closing) will be forgiven in full. In addition, all of the intercompany contracts and agreements identified on Schedule 4.20 (other than the intercompany contracts and agreements listed on Schedule 6.4, which will continue in full force and effect following the Closing) will be terminated immediately prior to the Closing.

6.5 Employee Benefit Matters.

(a)     Before the Closing, Seller will perform such acts, execute such documents, and provide such notices as are reasonably necessary to effectuate the termination of the Employees’ and CLF&P’s participation in those Employee Benefit Plans and Employee Programs listed on Schedule 4.11(a)(i), with such termination to be effective immediately prior to the Closing except as set forth on Schedule 6.5(a).

(b)     Notwithstanding the foregoing, former employees of CLF&P will remain covered under the Employee Benefit Plans and the Employee Programs, to the extent provided by such plans and programs, for (i) continuation coverages pursuant to Section 4980B of the Code, Sections 601 through 608 of ERISA and applicable state law, and (ii) retiree benefits. Buyer will provide continuation coverages pursuant to Section 4980B of the Code, Sections 601 through 608 of ERISA and applicable state law for any Employees terminated from employment on or after the Closing Date. Employees who are disabled and receiving long-term disability payments as of the Closing Date under any Employee Benefit Plans of Seller will continue to receive benefits according to the terms of such Employee Benefit Plans. Those Employees who are receiving short-term disability or salary continuation benefits as of the Closing Date will continue to be the responsibility of CLF&P or will transition to Buyer on the Closing Date and receive benefits according to Section 8.5 of this Agreement.

6.6 Fulfillment of Conditions. Subject to the terms of this Agreement and fiduciary obligations under any Legal Requirements, Seller will do all such acts and things as reasonably may be required to satisfy Seller’s covenants and obligations under this Agreement and to consummate and complete the transactions contemplated by this Agreement.

6.7 Notification to Buyer of Changes.

(a)     Seller will give Buyer prompt written notice of any event, condition or fact that would cause any of its representations and warranties in this Agreement to be untrue in any material respect (or with respect to those representations and warranties qualified by materiality, untrue, after consideration of such qualifier, in any respect).

(b)     Seller will, from time to time prior to the Closing, promptly supplement or amend the Schedules relating to ARTICLE 4 with respect to any matter that existed as of the date of this Agreement and should have been set forth or described in any such Schedules. No disclosure by Seller pursuant to this Section 6.7(b), however, will be deemed to amend or supplement such Schedules or to have qualified the representations and warranties contained in this Agreement, unless Buyer expressly consents to such supplement in writing.

(c)     Seller will, from time to time prior to the Closing, promptly supplement or amend the Schedules relating to ARTICLE 4 with respect to any matter arising after the date of this Agreement, which, if existing as of the date of this Agreement, would have been required to be set forth or described in such Schedules in order to make any representation or warranty set forth in this Agreement true and correct as of such date. Any disclosure by Seller pursuant to this Section 6.7(c) will be deemed to amend and supplement such Schedules and to have qualified the representations and warranties contained in this Agreement. If the items disclosed on such supplemented or amended Schedules have had or could reasonably be expected to have a Material Adverse Effect and Seller shall not have cured such existing or potential Material Adverse Effect within 30 days of such amended disclosure, then Buyer may, in accordance with Section 13.1(e), terminate this Agreement, within 10 Business Days after the expiration of the 30 day cure period, by written notice thereof to Seller; provided, however, that if Buyer does not exercise such right to terminate this Agreement within such 10 Business Day period, then (i) Buyer will be deemed to have forever waived any right to terminate this Agreement based upon such amendment and supplement, (ii) Buyer will be deemed to have accepted such amendment and supplement, and (iii) such amendment or supplement will be deemed to amend and supplement the Schedules relating to ARTICLE 4.

6.8 Exclusivity. Except with respect to this Agreement and the transactions contemplated hereby, until December 31, 2004, Seller, CLF&P and their respective affiliates directly or indirectly through their respective employees, agents and representatives (including, without limitation, any investment banking, legal or accounting firm retained by it or them and any individual member or employee of the foregoing) (each, an “Agent”) shall not, (a) initiate, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or any portion of the assets (except as permitted by Section 6.1) or any equity securities of, CLF&P (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”), or (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any Person relating to an Acquisition Proposal.

ARTICLE 7
COVENANTS OF BUYER

7.1 Fulfillment of Conditions. Subject to the terms of this Agreement and fiduciary obligations under any Legal Requirements, Buyer will do all such acts and things as reasonably may be required to satisfy Buyer’s covenants and obligations under this Agreement and to consummate and complete the transactions contemplated by this Agreement.

7.2 No Solicitation by Buyer. Buyer covenants and agrees that Buyer will not until the later of (a) the Closing, or (b) 2 years from the date of this Agreement, directly or indirectly, solicit for employment or hire any employee of Seller or its Affiliates (other than CLF&P) or, if the Closing has not occurred, Seller or its Affiliates (including CLF&P), with whom Buyer had contact or who became known to Buyer in connection with the consideration of the transactions related to this Agreement; provided, however, that Buyer may employ any such person who contacts Buyer on his or her own initiative without any direct or indirect solicitation by or encouragement from Buyer or its representatives or who contacted Buyer in response to a general advertisement.

7.3 Replacement of Guaranty Agreements. Buyer will provide Black Hills Generation, Inc. with security that satisfies the requirements of Section 17.1 of the Black Hills Power Purchase Agreements, and will use commercially reasonable efforts to cause Black Hills Generation, Inc. to terminate the Guaranty Agreements or to amend such Guaranty Agreements to terminate automatically on the later of (a) the Closing Date, or (b) December 31, 2003.

7.4 Notification to Seller of Changes.

(a)     Buyer will give Seller prompt written notice of any event, condition or fact that would cause any of its representations and warranties in this Agreement to be untrue in any material respect.

(b)     Buyer will, from time to time prior to the Closing, promptly supplement or amend the Schedules relating to ARTICLE 5 with respect to any matter (i) that existed as of the date of this Agreement and should have been set forth or described in such Schedules, or (ii) arising after the date of this Agreement, which, if existing as of the date of this Agreement, would have been required to be set forth or described in such Schedules in order to make any representation or warranty set forth in this Agreement true and correct as of such date. No disclosure by Buyer pursuant to this Section 7.4(b), however, will be deemed to amend or supplement such Schedules or to have qualified the representations and warranties contained in this Agreement, unless Seller expressly consents to such supplement in writing; provided that if the Closing shall occur, then any matters disclosed to Seller pursuant to any supplement or amendment at or prior to the Closing Date shall be deemed to be waived by Seller and Seller shall not be entitled to make a claim thereon under this Agreement.

ARTICLE 8
OTHER AGREEMENTS

8.1 Regulatory Filings. Each Party will employ its commercially reasonable efforts to promptly and properly prepare and file all necessary documentation to obtain its respective Required Regulatory Approvals. Each Party will promptly file any additional information requested by any Governmental Entity as soon as practicable after receipt of a request for additional information. The Parties will cooperate fully with each other in all reasonable respects in promptly seeking to obtain the Required Regulatory Approvals. Each Party will have the right to review and approve in advance, with such approvals not to be unreasonably withheld or delayed, all Filings with Governmental Entities to be made by the other Party in connection with the transactions contemplated by this Agreement; provided, however, that with respect to information filed under the HSR Act, each of the Parties may withhold from the other Party such information as it reasonably regards to be confidential. Each Party will coordinate and cooperate with one another in exchanging such information and providing such reasonable assistance as may be requested in connection with such Filings. Each Party will promptly supply the other with copies of all non-confidential correspondence, Filings or communications (or memoranda setting forth the substance thereof) between such Party or its representatives and any Governmental Entity or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby. No Party will, in bad faith, take any action that will have the effect of delaying, impairing or impeding the receipt of any Required Regulatory Approvals. Each Party will bear its own costs for the preparation of any such Filings, except that the amount of any filing fees for all Filings made pursuant to the HSR Act shall be borne 50% by Buyer and 50% by Seller.

8.2 Further Assurances. From time to time after the Closing, each Party, upon the request of the other Party, will, without further consideration, execute, deliver and acknowledge all such instruments of transfer and conveyance and do and perform all such other acts and things as either Party may reasonably require to carry out the intent of this Agreement.

8.3 Financial and Business Records.

(a)     As soon as practicable, but in no event later than 30 Business Days after the Closing, Seller will deliver to Buyer originals or copies of all material Records in its possession. To the extent any such Records are used in connection with any of Seller’s businesses other than CLF&P, Seller may deliver photocopies or other reproductions from which information concerning any of Seller’s businesses other than CLF&P has been deleted.

(b)     After the Closing, Buyer will afford to Seller and its representatives access during normal business hours with reasonable notice to all Records, and to such other information, and will furnish such cooperation relating to CLF&P, as Seller reasonably requests for financial reporting and accounting matters, the preparation of the Closing Date Balance Sheet and the calculation of the Preliminary Closing Date Net Working Capital and the Preliminary Closing Date Capital Expenditures, the preparation and filing of any Tax Returns, the defense of Tax and indemnity claims, and any other purposes related to this Agreement or the contemplated transactions.

8.4 Employment Matters. Buyer will be solely responsible for, and Seller will have no responsibility for, (a) all severance costs or change of control costs related to Employees incurred as a result of the Closing, (b) all liabilities to Employees pursuant to the Worker Adjustment Retraining and Notification Act (the “WARN Act”) relating to matters occurring after the Closing, and (c) all liabilities to any Employees or former employees of CLF&P with respect to any employment or labor law matters, other than as expressly provided in Section 6.5(b).

8.5 Post-Closing Employee Benefits. Except as otherwise provided for in any of the agreements set forth on Schedule 4.12, effective as of the Closing Date, Buyer will provide or will cause CLF&P to provide all Employees with coverage under all employee benefit plans (within the meaning of Section 3(3) of ERISA) and all other employment related-benefits and programs currently provided by Buyer to its employees (without exclusion of or limitation as to any pre-existing conditions covered prior to the Closing under the health plans provided by Seller or CLF&P to the Employees), which coverage will include credit to all Employees for prior years of service to the extent Employees had such credit or seniority under the Employee Benefit Plans and the Employee Programs immediately prior to the Closing for purposes of eligibility and vesting in the employee benefit plans and other employment-related benefits and programs offered by Buyer to its employees. Buyer also will recognize and credit under such benefits and programs all accrued and unused paid time off and vacation balances of Employees immediately prior to the Closing.

8.6 Tax Matters.

(a)     Seller will prepare and file all Tax Returns relating to CLF&P with the appropriate federal, state, local and foreign Governmental Entities, and pay all Taxes shown due on such Tax Returns for all periods, for which Tax Returns are due and Taxes are payable on or prior to the Closing Date. For periods ending on or prior to the Closing Date, but for which Tax Returns are not due and Taxes are not payable as of the Closing Date (other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of an Affiliated Group will include the operations of CLF&P), Buyer will prepare and file or cause to be filed all such Tax Returns required to be filed by CLF&P. All such Tax Returns will be prepared and filed in a manner consistent with prior custom and practice, except as required by a Legal Requirement. Buyer will permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing and will make such revisions to such Tax Returns as are reasonably requested by Seller. Seller will reimburse Buyer for Taxes of CLF&P shown due on such Tax Returns within 15 days after payment by Buyer or CLF&P of such Taxes to the extent such Taxes are not reflected in the reserve for Tax liability shown on the Closing Date Balance Sheet.

(b)     Buyer will prepare or cause to be prepared and file or cause to be filed any Tax Returns of CLF&P for Tax periods that begin before the Closing Date and end after the Closing Date (other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of an Affiliated Group will include the operation of CLF&P). All such Tax Returns will be prepared and filed in a manner consistent with prior custom and practice, except as required by a Legal Requirement. Seller will pay to Buyer by the later of (x) 5 days before the Tax Return is due or (y) 10 days after the receipt of a request by Buyer, accompanied by supporting documentation, an amount equal to the excess of (i) the portion of the Taxes shown due on such Tax Returns that relates to the portion of such Tax period ending on the Closing Date over (ii) the Taxes reflected in any reserve for Tax liability (shown on the face of the Closing Date Balance Sheet). For purposes of this Section 8.6, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date will (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date pursuant to concepts similar to Treasury Regulation 1.1502-76(b).

(c)     Seller will include the income of CLF&P (including any deferred items triggered into income by Treasury Regulation Section 1.1502-13 and any excess loss account taken into income under Treasury Regulation Section 1.1502-19) on Seller’s consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes shown due on such Tax Returns to the extent such Taxes are not reflected in the reserve for Tax liability as shown on the Closing Date Balance Sheet. For all taxable periods ending on or before the Closing Date, Seller will cause CLF&P to join in Seller’s consolidated federal income Tax Return. All such Tax Returns will be prepared and filed in a manner consistent with prior custom and practice, except as required by a change in applicable law. CLF&P will furnish Tax information to Seller for inclusion in Seller’s consolidated federal income Tax Return for the period that includes the Closing Date in accordance with past custom and practice of CLF&P. The income of CLF&P for the taxable year in which the Closing occurs will be apportioned to the taxable period up to and including the Closing Date and the taxable period after the Closing Date by closing the books of CLF&P as of the end of the Closing Date pursuant to Treasury Regulation Section 1.1502-76(b).

(d)     The Affiliated Group of which CLF&P was a member will include the income of CLF&P on such Affiliated Group’s combined or unitary income Tax Returns for all periods ending on or prior to the Closing Date and pay any income Taxes shown due on such Tax Returns to the extent such Taxes are not reflected in the reserve for Tax liability as shown on the Closing Date Balance Sheet. All such Tax Returns will be prepared and filed in a manner consistent with prior custom and practice, except as required by a change in applicable law. CLF&P will furnish Tax information to the Affiliated Group for inclusion in the Affiliated Group’s combined or unitary income Tax Return for the period that includes the Closing Date in accordance with past custom and practice of CLF&P. To the extent allowed by applicable law, the income of CLF&P for the taxable year in which the Closing occurs will be apportioned to the taxable period up to and including the Closing Date and the taxable period after the Closing Date by closing the books of CLF&P as of the end of the Closing Date pursuant to concepts similar to Treasury Regulation Section 1.1502-76(b).

(e)     The Affiliated Group of which CLF&P was a member will allow CLF&P and its counsel to participate (at CLF&P’s cost and expense) in any audits of consolidated, combined or unitary income Tax Returns to the extent that such returns relate to CLF&P. Such Affiliated Group will not settle any such audit in a manner that would adversely affect CLF&P after the Closing Date (i) unless such settlement would be reasonable in the case of a Person that owned CLF&P before and after the Closing Date, and (ii) without the consent of Buyer, which consent shall not unreasonably be withheld.

(f)     Any Tax refund attributable to CLF&P or its assets that are received by Buyer or CLF&P, and any amounts credited against Tax to which Buyer or CLF&P become entitled (with the exception of any Taxes paid pursuant to Section 3.4), that relate to Tax periods or portions thereof ending on or before the Closing Date will be for the account of Seller, and Buyer will pay over to Seller any such refund or the amount of any such credit within 15 days after receipt or entitlement thereto. In addition, to the extent a claim for refund or a proceeding results in a payment or credit against Tax by a Tax authority to Buyer or CLF&P of any amount accrued as a liability on the Closing Date Balance Sheet, Buyer will pay such amount to Seller within 15 days after receipt or entitlement thereto.

(g)     Buyer and Seller will cooperate fully (and Buyer will cause CLF&P to cooperate fully), as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 8.6 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation will include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to CLF&P relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, allow the other Party to take possession of such books and records.

(h)     Buyer and Seller further agree, upon request, to use their commercially reasonable efforts to obtain (or cause their respective Affiliates to obtain) any certificate or other document from any authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(i)     Any tax sharing agreement or similar arrangement with respect to Taxes involving CLF&P will be terminated effective as of the Closing Date, to the extent any such agreement or arrangement relates to CLF&P, and after the Closing Date, CLF&P will have no obligation under any such agreement or arrangement for any past, present or future period.

(j)     Buyer will not file an amended Tax Return related to CLF&P for any period ending on or prior to the Closing Date without the consent of Seller. Buyer will not unreasonably withhold its consent to file claims at the request and expense of Seller for any period prior to the Closing Date while such period remains open under applicable statutes of limitations.

ARTICLE 9
CONDITIONS TO OBLIGATIONS OF BUYER

        The obligations of Buyer under this Agreement are subject to the satisfaction (or waiver in writing by Buyer), on or prior to the Closing Date, of the following conditions:

9.1 Representations and Warranties of Seller. Each representation and warranty made in ARTICLE 4 by Seller will be true and correct in all material respects (and in all respects with respect to those representations and warranties qualified by materiality) when first made and on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time, which need only be true and correct as of such date and time).

9.2 Performance of Seller’s Obligations. Seller will have performed in all material respects all covenants, agreements and other obligations to be performed by it pursuant to this Agreement on or before the Closing Date.

9.3 Required Regulatory Approvals. All Required Regulatory Approvals will have been obtained and be in effect as of the Closing Date and such Required Regulatory Approvals shall be final and nonappealable, and shall not include terms or conditions that will have a Material Adverse Effect on CLF&P or a Buyer Material Adverse Effect. Any applicable waiting periods under the HSR Act will have expired or been terminated.

9.4 Third Party Consents. Seller will have received the written consent of all Persons, in form and substance reasonably satisfactory to Buyer and its counsel, that are necessary for Seller’s consummation of the transactions contemplated by this Agreement, other than those that, if not obtained, would not have a Material Adverse Effect.

9.5 Litigation. As of the Closing Date, there will not be in effect any order, decree or injunction of a court of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and no action will have been taken, and no law, statute, rule or regulation will have been enacted, by any Governmental Entity that would prevent the consummation of such transactions.

9.6 Certified Resolutions. Seller will have delivered to Buyer copies of resolutions adopted by Seller’s Board of Directors, certified as of the Closing Date by the Secretary or an Assistant Secretary of Seller, authorizing the execution and delivery of this Agreement and the performance by Seller of its obligations under this Agreement.

9.7 Officer’s Certificate. Seller will have delivered to Buyer a certificate, dated as of the Closing Date and signed by one of its duly authorized officers, stating that the conditions set forth in Sections 9.1, 9.2, 9.3 and 9.4 have been fulfilled and that Seller has received all Required Regulatory Approvals listed on Schedule 4.3.

9.8 No Material Adverse Effect. Since the date of this Agreement, there will not have occurred any event, condition or circumstance that has a Material Adverse Effect (other than as disclosed to Buyer pursuant to Section 6.7(c) or as cured by Seller or waived by Buyer pursuant to Section 13.1(b)).

9.9 Title Insurance. Buyer shall be able to obtain at Closing, at Buyer’s sole expense, owner’s policies of title insurance (Current ALTA Form or equivalent) or “date down” endorsements to existing owner’s policies of title insurance (in either case, individually a “Title Policy” and collectively “Title Policies”) in amounts reasonably acceptable to the Buyer. The Title Policies shall cover the Owned Real Property. CLF&P shall be named as the insured under the Title Policies. The Title Policies shall be issued without the standard exceptions for material suppliers’ liens and parties in possession, and shall contain exceptions only for Permitted Encumbrances. Seller shall have no obligation to provide any land surveys that the issuer(s) of the Title Policies may require in order to remove the standard exceptions for matters which would be disclosed by a current survey and for purposes of this Agreement such standard exceptions for survey matters shall be Permitted Encumbrances. Each Title Policy also shall include, if available for issuance in the State of Wyoming, a non-imputation endorsement insuring that the issuer of the Title Policy will not deny its liability thereunder on the grounds that CLF&P had knowledge of any matter by reason of notice thereof imputed to it through any person who is an officer or director of CLF&P prior to the Closing by operation of law. Buyer, at its expense, shall within five (5) business days order commitments for the Title Policies and direct the title company to deliver the commitments and copies of all exception documents referred to therein to Buyer and Seller concurrently. Buyer shall, within ten (10) business days of receipt of the commitments for the Title Policies (but in no event later than one hundred twenty (120) days after the date hereof) provide Seller with written notice of any claimed Objectionable Title Matters.

9.10 Seller's Closing Deliveries. Seller shall have executed and delivered, or cause to be executed and delivered, to Buyer the following:

(i)     duly endorsed stock certificates evidencing the Shares with duly executed stock powers attached thereto;

(ii)     original minute books for CLF&P;

(iii)     an opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A., as counsel to Seller, and the General Counsel of Seller, in form and substance reasonably satisfactory to Buyer;

(iv)     a non-foreign affidavit as described in Section 1445(b)(2) of the Code;

(v)     the resignations of the members of the board of directors and all officers of CLF&P;

(vi)     evidence of receipt of Required Regulatory Approvals;

(vii)     a transition services agreement duly executed by Seller, in form and substance mutually agreed upon by Seller and Buyer relating to transition services to be provided by Seller to Buyer at a rate equal to Seller’s costs therefor, and otherwise pursuant to the framework for transition services agreement attached as Schedule 9.10; and

(viii)     evidence of the transfer to Buyer of the FCC licenses held by Xcel Energy Services, Inc. and used by CLF&P.

ARTICLE 10
CONDITIONS TO OBLIGATIONS OF SELLER

        The obligations of Seller under this Agreement are subject to the satisfaction (or waiver in writing by Seller), on or prior to the Closing Date, of the following conditions:

10.1 Representations, Warranties and Covenants of Buyer. Each representation and warranty made in ARTICLE 5 by Buyer will be true and correct in all material respects (and in all respects with respect to those representations and warranties qualified by materiality) when first made and on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time, which need only be true and correct as of such date and time).

10.2 Performance of Buyer’s Obligations. Buyer will have performed in all material respects all covenants, agreements and other obligations to be performed by it under this Agreement on or before the Closing Date.

10.3 Required Regulatory Approvals. All Required Regulatory Approvals will have been obtained and be in effect as of the Closing Date and such Required Regulatory Approvals shall be final and nonappealable, and shall not include terms or conditions that will have a Material Adverse Effect on CLF&P or a Seller Material Adverse Effect. Any applicable waiting periods under the HSR Act will have expired or been terminated.

10.4 Third Party Consents. Buyer will have received the written consent of all Persons, in form and substance reasonably satisfactory to Seller and its counsel, that are necessary for Buyer’s consummation of the transactions contemplated by this Agreement.

10.5 Litigation. As of the Closing Date, there will not be in effect any order, decree or injunction of a court of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and no action will have been taken, and no law, statute, rule or regulation will have been enacted, by any Governmental Entity that would prevent the consummation of such transactions.

10.6 Certified Resolutions. Buyer will have delivered to Seller copies of resolutions adopted by Buyer’s Board of Directors, certified as of the Closing Date by the Secretary or an Assistant Secretary of Buyer, authorizing the execution and delivery of this Agreement and the performance by Buyer of its obligations under this Agreement.

10.7 Officer’s Certificate. Buyer will have delivered to Seller a certificate, dated as of the Closing Date and signed by one of its duly authorized officers, stating that the conditions set forth in Sections 10.1, 10.2, 10.3 and 10.4 have been fulfilled and that Buyer has received all Required Regulatory Approvals listed on Schedule 5.3.

10.8 Guaranty Agreements. The Guaranty Agreements will have been terminated in full, or will have been amended to automatically terminate on the later of (a) the Closing Date, or (b) December 31, 2003.

10.9 Buyer's Closing Deliveries. Buyer shall have executed and delivered, or cause to be executed and delivered, to Seller the following:

(i)     the Purchase Price;

(ii)     a non-foreign affidavit as described in Section 1445(b)(2) of the Code;

(iii)     evidence of receipt of Required Regulatory Approvals;

(iv)     opinions of Morgan, Lewis & Bockius LLP, as counsel to Buyer, and of the General Counsel of Buyer, in form and substance reasonably satisfactory to Seller; and

(v)     a transition services agreement duly executed by Buyer, in form and substance mutually agreed upon by Seller and Buyer relating to transition services to be provided by Seller to Buyer at a rate equal to Seller’s costs therefor, and otherwise pursuant to the framework for transition services agreement attached as Schedule 9.10.

ARTICLE 11
CLOSING

        The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Seller, at 12:00 noon, Central Time, on the fifth Business Day following the receipt of the last of the Required Regulatory Approvals and the satisfaction of the conditions set forth in ARTICLE 9 and ARTICLE 10, or at such other place, at such other time, or at such later date, as Buyer and Seller agree in writing. At the Closing, Seller will deliver to Buyer the stock certificate(s) representing the Shares duly endorsed in blank or accompanied by stock powers executed in blank transferring all record and beneficial ownership in the Shares to Buyer free and clear of all Encumbrances and otherwise in form and substance reasonably satisfactory to Buyer. In full consideration and exchange for the Shares, Buyer will simultaneously pay to Seller the Purchase Price in accordance with Section 3.1. The transfer of the Shares will be effective as of 11:59:59 p.m. Mountain Time on the Closing Date.

ARTICLE 12
INDEMNIFICATION; SURVIVAL PERIOD

12.1 Time Limitations. A claim for indemnification pursuant to Section 12.3(b) must be made in writing to Seller on or before the first anniversary of the Closing Date, other than with respect to claims based on a breach of (a) the representations and warranties set forth in Sections 4.11 or 4.17, which must be made in writing to Seller on or before the fifth anniversary of the Closing Date or (b) the representations and warranties set forth in Section 4.16, which must be made in writing to Seller within 30 days after the expiration of the applicable statute of limitations relating to the matters covered by such representations and warranties. A claim for indemnification pursuant to Section 12.4(b) must be made in writing to Buyer on or before the first anniversary of the Closing Date. Notwithstanding the foregoing or any other provision to the contrary contained herein, there will be no time limitation regarding claims (a) based on a breach of the representations and warranties set forth in Sections 4.1 or 4.2 or (b) for indemnification brought pursuant to Sections 12.3(a), 12.4(a) or 12.4(c).

12.2 Amount Limitations. No indemnification claim may be asserted by either Party pursuant to Sections 12.3(b) or 12.4(b) until such Party has suffered Losses in excess of an aggregate deductible equal to $1,500,000 (after which point such Party will only be entitled to indemnification from and against such further Losses); provided, that such deductible amount shall not apply to breaches of the representations and warranties set forth in Sections 4.1, 4.2 and 4.16. Each Party’s obligation to indemnify the other pursuant to Sections 12.3 or 12.4 (other than pursuant to Section 12.4(c)) will be limited to, and capped at an amount equal to, 30% of the Purchase Price (after which point such Party will have no obligation to indemnify from and against any further Losses); provided, that, the aggregate limitation set forth in the preceding clause shall not apply to breaches of the representations and warranties set forth in Sections 4.1, 4.2 and 4.16.

12.3 Indemnification by Seller. Subject to the limitations provided in Sections 12.1 and 12.2, Seller will indemnify, defend and hold harmless Buyer (and its former, present and future officers, directors, employees, agents, shareholders, members, contractors, subcontractors, licensees, invitees, attorneys and all of their heirs and representatives), and its successors and assigns from and against any Losses (excluding incidental and consequential damages) caused by or arising out of:

(a)     Any breach or default in the performance by Seller of any covenant or agreement of Seller contained in this Agreement; or

(b)     Any breach of any warranty or representation made by Seller herein or in any schedule or exhibit hereto, or in any certificate or other instrument delivered by or on behalf of Seller pursuant hereto.

12.4 Indemnification by Buyer. Subject to the limitations provided in Sections 12.1 and 12.2, Buyer will indemnify and hold harmless Seller (and its former, present and future officers, directors, employees, agents, shareholders, contractors, subcontractors, licensees, invitees, attorneys and all of their heirs and representatives), and its successors and assigns from and against any Losses (excluding incidental and consequential damages) caused by or arising out of:

(a)     Any breach or default in the performance by Buyer of any covenant or agreement of Buyer contained in this Agreement;

(b)     Any breach of warranty or representation made by Buyer herein or in any schedule or exhibit hereto, or in any certificate or other instrument delivered by or on behalf of Buyer pursuant hereto; or

(c)     Any liability rising out of Buyer’s ownership of CLF&P or CLF&P’s operations after the Closing.

12.5 Environmental Response. If Buyer is required by Environmental Laws to perform any Response Action as a direct result of Seller’s breach of Section 4.17:

(a)     Buyer will promptly give notice to Seller of the alleged breach of Section 4.17 giving rise to the required Response Action. Seller will have 60 days from receipt of Buyer’s notice to elect to perform the Response Action; except that, if Buyer is subject to a legal directive to implement any Response Action within a shorter time (the “Deadline”), then Seller will have up to 5 Business Days before the Deadline to elect to implement the Response Action;

(b)     If Seller elects to perform such Response Action, it will have the exclusive right to negotiate all Response Action elements with the Governmental Entities, and Buyer will cooperate fully with Seller in the Response Action, including, without limitation, granting such easements, covenants and rights of access to Seller as may be necessary to complete the work; provided, however, that Seller and Buyer will consult in good faith to assure that the Response Action will not unduly interfere with Buyer’s operations or result in material cost or prejudice to Buyer; and

(c)     All amounts paid and expenses incurred by Seller pursuant to this Section 12.5 will be considered indemnification payments under Section 12.3, and will be limited by and included in, the limitations on Seller’s indemnification obligations set forth in Sections 12.1 and 12.2.

12.6 Indemnification Procedures. Any Party that is or may be entitled to indemnification under any provision of this Agreement (the “Indemnitee”) will promptly notify the Party who is or may be obligated to provide such indemnification (the “Indemnitor”) in writing of any matter that relates or may relate to a claim for indemnification under this Agreement. The Indemnitor may contest and defend in good faith any claim of third parties covered by this Section 12.6, provided such contest is made without cost or prejudice to the Indemnitee, and provided that within 15 days of the Indemnitor’s receipt of notice of such claim, the Indemnitor notifies the Indemnitee of its desire to defend and contest such claim. The Indemnitee will reasonably cooperate with the Indemnitor in its investigation and response to any third party claim. If the Indemnitor does not notify the Indemnitee of its desire to contest the claim, (a) it will nonetheless be entitled to participate in any proceeding regarding a third party claim for which the Indemnitor may have indemnification obligations hereunder, and (b) the Indemnitor will reimburse the Indemnitee on demand for any payment actually made by the Indemnitee at any time after the Closing Date with respect to any Losses to which the obligation of indemnity relates and to which the Indemnitor has been duly notified in a timely manner under this Section 12.6 (subject to the limitations on indemnification obligations set forth in Section 12.1 and Section 12.2).

12.7 Other Indemnification Provisions. The Parties will make appropriate adjustments for actual Tax benefits and for proceeds actually received pursuant to insurance and third-party indemnification in determining Losses for purposes of this ARTICLE 12. All indemnification payments under this ARTICLE 12 will be deemed adjustments to the Purchase Price.

12.8 Exclusive Remedy. In the absence of fraud, and except as provided in Section 13.2, the right of the Parties to assert indemnification claims and receive indemnity payments under this Agreement is the sole and exclusive right and remedy exercisable by the Parties with respect to any Losses arising out of any breach by any Party of any representation, warranty, covenant or agreement of such Party set forth in this Agreement or otherwise relating to this Agreement and the contemplated transactions. No Party will have any other remedy (statutory, equitable, common law or otherwise) against any other Party with respect to such matters, and all such other remedies are hereby waived. Without limiting the foregoing, each of the Parties acknowledges and agrees that it will not have any remedy after the Closing for any breach of any representation, warranty, covenant or agreement set forth in this Agreement, except as expressly provided in this ARTICLE 12.

ARTICLE 13
TERMINATION

13.1 Termination. The Parties may terminate this Agreement prior to the Closing as provided below:

(a)     Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)     Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event (i) Seller has breached any representation, warranty or covenant contained in this Agreement and such breach causes a Material Adverse Effect, (ii) Buyer has notified Seller of the breach (specifying in reasonable detail such breach), and (iii) the breach has continued without cure or written waiver by Buyer for a period of 30 days after the notice of breach; provided, however, that if Buyer has not exercised its right to terminate this Agreement pursuant to this Section 13.1(b) within 10 Business Days following the end of such 30 day cure period, Buyer will be deemed to have forever waived its right to terminate this Agreement pursuant to this Section 13.1(b) based upon such breach; provided, further, however, no such waiver shall affect or otherwise waive any rights of Buyer under Section 13.1(c) by virtue of such breach or otherwise;

(c)     Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing if the Closing does not occur on or before December 31, 2004, by reason of the failure of any condition precedent under ARTICLE 9 (unless the failure results primarily from Buyer or any of its Affiliates breaching any representation, warranty or covenant contained in this Agreement);

(d)     Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing if any of the Required Regulatory Approvals, the receipt of which is a condition to the obligation of Buyer to consummate the Closing, will have been denied (and a petition for rehearing or re-filing of an application initially denied without prejudice will also have been denied), and such denial was not caused by or the result of a breach of this Agreement by Buyer;

(e)     Buyer may terminate this Agreement pursuant to Section 6.7(c);

(f)     Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing in the event (i) Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect, (ii) Seller has notified Buyer of the breach (specifying in reasonable detail such breach), and (iii) the breach has continued without cure or written waiver by Seller for a period of 30 days after the notice of breach; provided, however, that if Seller has not exercised its right to terminate this Agreement pursuant to this Section 13.1(f) within 10 Business Days following the end of such 30 day cure period, Seller will be deemed to have forever waived its right to terminate this Agreement pursuant to this Section 13.1(f) based upon such breach; provided, further, however, no such waiver shall affect or otherwise waive any rights of Seller under Section 13.1(g) by virtue of such breach or otherwise;

(g)     Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing if the Closing does not occur on or before December 31, 2004, by reason of the failure of any condition precedent under ARTICLE 10 (unless the failure results primarily from Seller or any of its Affiliates breaching any representation, warranty or covenant contained in this Agreement);

(h)     Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing if any of the Required Regulatory Approvals, the receipt of which is a condition to the obligation of Seller to consummate the Closing, will have been denied (and a petition for rehearing or re-filing of an application initially denied without prejudice will also have been denied), and such denial was not caused by or the result of a breach of this Agreement by Seller; or

(i)     Either Party may terminate this Agreement in the event that any Legal Requirement becomes effective and continues in effect for 90 days restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

13.2 Effect of Termination. Upon termination pursuant to Section 13.1, this Agreement will become void and of no further force and effect, except that (a) the final paragraph of Section 6.3 and (b) Sections 12.8, 17.1 and 17.2 and ARTICLE 14 and ARTICLE 16 will survive indefinitely, and except that if either Party commits a breach of this Agreement prior to such termination, the other Party will be entitled to the remedy of specific performance in addition to any and all other available legal or equitable remedies (including, without limitation, damages).

ARTICLE 14
EXPENSES

        Whether or not the transactions contemplated hereby are consummated, each of the Parties will pay, except as otherwise provided herein, its own expenses, income and other Taxes, and costs (including, without limitation, the fees, disbursements and expenses of its attorneys, accountants, consultants and financial advisors) incurred by it in negotiating, preparing, closing and carrying out this Agreement and the transactions contemplated by this Agreement.

ARTICLE 15
NOTICES

        All notices or other communications regarding this Agreement that either Party may be required or desire to give to the other Party will be in writing, and will be deemed to have been duly given (a) when given by personal service, (b) within 1 Business Day after being sent by facsimile with facsimile or electronic confirmation of receipt, (c) within 3 Business Days of being sent by registered or certified mail, return receipt requested, postage prepaid, or (d) within 1 Business Day of being sent by overnight courier, to the Person and at the addresses specified below, or to such other Person at such other address as may be substituted by notice given as provided herein.

If to Seller:	Xcel Energy Inc. 800 Nicollet Mall, 30th Floor Minneapolis, Minnesota 55402 Attention: Paras Shah Director, Business Development, Acquisitions and Divestitures Facsimile No.: (612) 215-4575

with a copy to:	Xcel Energy Inc. 800 Nicollet Mall, 30th Floor Minneapolis, Minnesota 55402 Attention: General Counsel Facsimile No.: (612) 215-4615

If to Buyer	Black Hills Corporation 625 Ninth Street Rapid City, South Dakota 57701 Attention: General Counsel Facsimile No.: (605) 721-2550

with a copy to:	Morgan, Lewis & Bockius LLP 300 South Grand Avenue, Suite 2200Los Angeles, California 90071 Attention: Steven M. Ruskin Facsimile No.: (213) 612-2501

        Either Party may change the address to which notices are to be addressed by giving the other Party notice in the manner herein set forth.

ARTICLE 16
PUBLIC ANNOUNCEMENTS AND RELEASES

        Except as otherwise required by applicable Legal Requirements or any applicable stock exchange rules, neither Party will make nor cause to be made any public announcement or release concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other Party.

ARTICLE 17
OTHER MATTERS

17.1 Governing Law. The validity, interpretation and performance of this Agreement will be determined in accordance with the laws of the state of Minnesota applicable to contracts made and to be performed wholly within that state.

17.2 Venue. Any action arising out of or related to this Agreement will be brought in a state or federal court located in Minneapolis, Minnesota or an appellate court therefrom, and each Party hereby submits to the personal jurisdiction of such courts.

17.3 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.

17.4 Schedules. The Exhibits and the Schedules attached hereto are hereby made a part of this Agreement as if set forth in full herein.

17.5 Successors and Assigns. This Agreement will be binding upon Seller and Buyer and their respective successors and assigns, except that no right, benefit or obligation hereunder may be assigned by either Party without the prior written consent of the other Party, except that (and without being released from any of its obligations hereunder) Buyer shall have the right, without the consent of Seller, (a) to transfer, pledge or assign this Agreement as security for any financing, or (b) transfer or assign this Agreement to any Affiliate of Buyer. In the event of an assignment by Buyer to an Affiliate, such assignee shall execute and deliver an agreement containing the assumption by such assignee of the performance and observance of each covenant and condition of this Agreement to be performed or observed by Buyer.

17.6 Entire Agreement. This Agreement and the Confidentiality Agreement contain the entire agreement between the Parties hereto with respect to their subject matter and supersede all negotiations, prior discussions, agreements, arrangements and understandings, written or oral, relating to the subject matter hereof and thereof. There are no representations, warranties, covenants or agreements between or among the Parties with respect to the subject matter hereof other than those expressly set forth herein.

17.7 Construction and Interpretation. The table of contents and the headings of the Articles, Sections and subsections are for convenience only and will not affect the meaning of this Agreement. Unless the context of this Agreement or the Exhibits or the Schedules hereto clearly requires otherwise, (a) the words “includes” and “including” are used without limitation, and (b) the word “or” will have the inclusive meaning represented by the phrase “and/or.” No presumption will apply in favor of any Party in the interpretation of this Agreement or the resolution of any ambiguity in any provision of this Agreement.

17.8 Waivers. Except as otherwise provided herein, Seller or Buyer may waive in writing compliance by the other Party hereto (to the extent such compliance is for the benefit of the Party giving such waiver) with any of the terms, covenants or conditions contained in this Agreement (except such as may be imposed by law). Any waiver by any Party of any violation of, breach of, or default under, any provision of this Agreement, by the other Party will not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

17.9 Amendments. No amendment of any provision of this Agreement will be valid unless the same is in writing and signed by the Parties hereto.

17.10 No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person or entity other than the Parties any rights or remedies under or by reason of this Agreement.

17.11 Severability. Any term or provision hereof that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

[Remainder of page intentionally blank. Signature page follows.]

        IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and delivered as of the date first above written.

SELLER:	BUYER:
XCEL ENERGY INC	BLACK HILLS CORPORATION
By: /s/Richard C. Kelly	By: /s/ Daniel P. Landguth
Name: Richard C. Kelly	Name: Daniel P. Landguth
Title: President and COO	Title: Chairman and CEO